Exhibit 99.1

MCI ISSUES OCTOBER 2003 MONTHLY OPERATING RESULTS

ASHBURN, Va., December 15, 2003 – MCI (WCOEQ, MCWEQ) today filed its October 2003 monthly operating report with the U.S. Bankruptcy Court for the Southern District of New York. During the month of October, MCI recorded $1.977 billion in revenue, essentially flat with September revenue of $1.951 billion.

The Company had a net loss in October of $194 million, of which $136 million relates to prior period transactions identified as part of the Company’s ongoing restatement process. The net loss reflects a $102 million increase in miscellaneous expense primarily from prior period transactions, as well as a decline in the Company’s operating income.

In October, the Company reported an operating loss of $35 million, primarily reflecting an increase in the costs of services and products of $32 million as well as an increase in access costs of $51 million resulting from higher volumes and the impact of favorable accrual adjustments in the prior month. Results reflect a reclassification of certain selling, general, and administrative expenses to costs of services and products which had no net impact on operating loss.

During the month of October, MCI recorded capital expenditures of $74 million. October’s cash balance increased to $5.4 billion from $5.3 billion in September.

The financial results discussed in the October 2003 Monthly Operating Report exclude the results of Embratel. On November 12, 2003, the Company announced its intentions to sell its investment stake in Embratel. Until MCI completes a thorough balance sheet evaluation, the Company will not issue a balance sheet or cash flow statement as part of its Monthly Operating Report.

The Monthly Operating Reports are available on MCI’s Restructuring Information Desk at: http://global.mci.com/news/infodesk/forward/operating_reports/

Based on the Company’s confirmed Plan of Reorganization, holders of WorldCom preferred stock, WorldCom group common stock and MCI group common stock will not receive any value upon MCI’s emergence from bankruptcy proceedings.

About WorldCom, Inc.

WorldCom, Inc. (WCOEQ, MCWEQ), which, together with its subsidiaries, currently conducts business under the MCI brand name, is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With the industry’s most expansive global IP backbone, based on the number of company-owned POPs, and wholly-owned data networks, WorldCom develops the converged communications products and services that are the foundation for commerce and communications in today’s market. For more information, go to http://www.mci.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to the company’s bankruptcy proceedings and matters arising out of pending class-action and other lawsuits and ongoing internal and government investigations relating to the previously announced restatement of its financial results. Other factors that may cause actual results to differ materially from management’s expectations include economic uncertainty; the effects of vigorous competition, including price compression; the impact of technological change on our business, alternative technologies, and dependence on availability of transmission facilities; risks of international business; regulatory risks in the United States and internationally; contingent liabilities; uncertainties regarding the collectibility of receivables; risks associated with debt service requirements and our financial leverage; uncertainties associated with the success of acquisitions; and the ongoing war on terrorism. More detailed information about those factors is contained in the company’s filings with the Securities and Exchange Commission. We will continue to file documents with the Securities and Exchange Commission under the WorldCom, Inc. name until the effective date of the Plan of Reorganization.

###